Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:
Mark Doheny
Cooper Industries
713-209-8484
mark.doheny@cooperindustries.com

Cooper Industries Appoints New Cooper Tools President

Dublin, Ireland, February 17, 2010 – Cooper Industries today announced the appointment of Laura K. Ulz as President, Cooper Tools. Ulz joined Cooper in 2007 as Vice President, Operations and since then has been responsible for leading Cooper’s manufacturing, sourcing, supply chain, quality and continuous improvement groups and will continue to oversee these functions in her new expanded role.

“Laura has a proven track record of success at Cooper and has been instrumental in advancing our operational excellence initiative forward across the entire company,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian. “She brings a wealth of experience and management expertise to her new additional responsibilities of overseeing Cooper Tools and will help ensure the continued success of this great business.”

Prior to joining Cooper, Ulz worked for Honeywell International and Texas Instruments. Ulz holds an MBA from the University of Wisconsin and a bachelor’s degree in Industrial Engineering from Iowa State University.

Ulz succeeds Gary A. Masse, who is leaving Cooper to explore other opportunities.

About Cooper Tools
Cooper Tools, a subsidiary of Cooper Industries plc (NYSE: CBE), serves a multitude of global markets, including automotive, aerospace, electronics, energy, hardware, industrial, and volume retail. It offers a broad selection of application-oriented products, together with the teamed experiences of talented engineers and designers and quality-conscious production, customer service, and product development personnel. Cooper Tools provides meaningful productivity gains to its customers through the proper application of its many well-known brands of specialized industrial power tools, hand tools, chain, and electronic soldering products.

About Cooper Industries

Cooper Industries plc (NYSE: CBE) is a global manufacturer with 2009 revenues of $5.1 billion, approximately eighty-nine percent of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. In 2009, sixty-one percent of total sales were to customers in the industrial and utility end-markets and thirty-nine percent of total sales were to customers outside the United States. Cooper has manufacturing facilities in 23 countries as of 2009. For more information, visit the website at www.cooperindustries.com

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